EXHIBIT 11
FIRST COMMERCE CORPORATION AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE

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

                                             Three Months Ended            Nine Months Ended
                                                 September 30                 September 30
                                             ------------------            -----------------
                                             1997          1996            1997         1996
                                             ----          ----            ----         ----
Primary earnings per share
--------------------------
Net income                                $31,698,000   $26,531,000    $93,577,000   $89,731,000
Less:  Preferred dividend requirements              -      (698,000)             -    (2,116,000)
                                          -----------   -----------    -----------   -----------
Income applicable to common shares        $31,698,000   $25,833,000    $93,577,000   $87,615,000
                                          ===========   ===========    ===========   ===========
Weighted average number of common shares
   outstanding, net of shares held in
   treasury                               39,003,175    37,828,162     38,977,365    38,469,086
Shares from assumed exercise of options,
   net of treasury stock method              881,085       246,224        611,376       224,440
                                          ----------    ----------     ----------    ----------
                                          39,884,260    38,074,386     39,588,741    38,693,526
                                          ==========    ==========     ==========    ==========

Primary earnings per common share               $.79          $.68          $2.36         $2.26


Fully diluted earnings per share
--------------------------------
Income applicable to common shares        $31,698,000   $25,833,000    $93,577,000   $87,615,000
Expenses that would not have been incurred
   if assumed conversions had occurred:
      Preferred dividend requirements               -       698,000              -     2,116,000
      Interest expense on convertible
         debentures, net of tax             1,667,000     1,667,000      5,002,000     4,967,000
                                          -----------   -----------    -----------   -----------
Income applicable to common shares plus
   expenses that would not have been
   incurred if assumed conversions
   had occurred                           $33,365,000   $28,198,000    $98,579,000   $94,698,000
                                          ===========   ===========    ===========   ===========

Weighted average number of common shares
   outstanding, net of shares held in
   treasury                                39,003,175    37,828,162     38,977,365    38,469,086
Shares from assumed exercise of options,
   net of treasury stock method               967,006       246,224        750,996       239,672
Shares from assumed conversion of dilutive
   convertible stock and debentures:
      Preferred stock                               -     1,802,864              -     1,897,069
      Convertible debentures                3,017,276     3,018,034      3,017,276     3,031,726
                                          -----------   -----------    -----------   -----------
                                           42,987,457    42,895,284     42,745,637    43,637,553
                                          ===========   ===========    ===========   ===========

Fully diluted earnings per common share          $.77          $.66          $2.31         $2.17

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